                                                                 Exhibit 10.28






                        NON-EXCLUSIVE DISTRIBUTION AGREEMENT

                                    BETWEEN

                                DSP GROUP, INC.

                            A CALIFORNIA CORPORATION



                            HAVING A PRINCIPAL OFFICE

                            AT 4050 MOORPARK AVENUE

                               SAN JOSE, CA 95117

                          (HEREINAFTER CALLED "DSPG")

                                       AND

                             TOMEN ELECTRONICS CORP.

                               A JAPAN CORPORATION

                    CORPORATION, GENERAL/LIMITED PARTNERSHIP

                              (SOLE PROPRIETORSHIP)

                             WHOSE PRINCIPAL OFFICE

                                  IS LOCATED AT

                               2-1-1, UCHISAIWAICHO,
                             CHIYODA-KU, TOKYO, JAPAN

                         (HEREINAFTER CALLED "DISTRIBUT0R")

THIS AGREEMENT is made and entered into as of the 20th day of May, 1992 with place of business at 4050 Moorpark Avenue, San Jose, CalIfornia 95117 U.S.A., and TOMEN ELECTRONICS CORP. (Distributor) with place of business at 2-1-1 UCHISAIWAICHO CHIYODA-KU, TOKYO, JAPAN which collectively are referred to hereinafter as "the parties".

      NOW THEREFORE, the parties hereto as follows:


      1. DISTRIBUTOR SALES

      Distributor shall have the non-exclusive right to purchase Product (as hereinafter defined) from DSPG for resale through its distribution network in the country of JAPAN. Sales of such Product in the country of JAPAN to other than Distributor directly by DSPG or by DSPG's representatives, agents, or other authorized distributors shall not be a violation of this Agreement.

      2. PERFORMANCE

      (a) Performance under this Agreement shall be in accordance with the terms and conditions set forth herein and in Exhibit A (DSPG's current published Distributor Price List), Exhibit B (DSP Group, Inc. Terms of
      Sale) and Exhibit C (Definitions).

      Exhibits are hereby incorporated fully into and made a part of this Agreement. In the event that any part or parts of any Exhibits has been modified by, or are in conflict with the body of this Agreement, the language of the Agreement body shall prevail.

      (b) The relationship of DSPG and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow Distributor to create or assume any obligation on behalf of DSPG for any purpose whatsoever. All financial obligations associated with Distributor's business are the sole responsibility of Distributor. All sales and other agreements between Distributor and its customers are Distributor's exclusive responsibility and shall have no effect on Distributor's obligations under this Agreement. DSPG shall not create or assume any obligation on behalf of Distributor for any purpose whatsoever.


      3. TERM OF AGREEMENT

      The term of this Agreement shall be twelve (12) months, commencing as of the date first written above, subject to the terms and conditions of
      Article 14 herein entitled Termination. In the absence of any such termination, this Agreement shall continue from year to year, automatically renewing upon each anniversary date, subject to the same terms and conditions contained herein.


      4.   PRODUCT

      (a) Product covered by this Agreement is defined as the items listed in DSPG's Distributor Price List attached as Exhibit A, as modified from time to time by DSPG upon written notice to Distributor.

      (b) Additional Product may be added to this Agreement through mutual agreement on the conditions applicable to each Product by both parties.

      (c) In the event that DSPG shall agree to supply Distributor with any Product not listed in, or under conditions not covered in, DSPG's Distributor Price List attached as Exhibit A under this Agreement, where such Product is concerned certain provisions of this agreement may not apply, if both parties so agree in writing. The provisions which may not apply include price of such Product must be determined prior to acceptance by DSPG of Distributor's purchase order for such Product.


      5.   PRICING

      (a) DSPG shall sell to Distributor, and DistrIbutor shall buy from DSPG, Product at the prices shown in Exhibit A hereto, with payment therefore to be made in U.S. dollars. Should this Agreement be terminated by either party, for any reason, prior to payment of amounts due hereunder or pursuant hereto, such amount shall be paid as and when due in accordance with the terms hereof. DSPG will provide Distributor with "suggested OEM resale pricing" for the Product as guidelines only. Distributor shall have the unilateral right to establish the prices at which it will sell Product to its customers.

      (b) The pricing shown in Exhibit A does not include any federal, state or local taxes that may be applicable to the Product, and is subject to change at any time by DSPG. DSPG shall provide Distributor with notice of any such change, and the effective date thereof, by furnishing written notice to Distributor thirty (30) days prior to such effective date.

      (c) In the event DSPG decreases the published Distributor price on any Product shown in Exhibit A, DSPG will furnish Distributor with a listing of items affected, showing the old price and the new price. Distributor may apply for a credit equal to the difference between the price paid by the Distributor, less any prior credits granted by DSPG, and the new decreased price for the product, multiplied by the quantity of such Product in Distributor's inventory on the effective date of the price reduction.

      Issuance of such credit by DSPG may be contingent upon DSPG's verification of Distributor's inventory report. All such credits will forthwith be applied to

      Distributor's account, for subsequent purchase of Product. All products shipped after the effective date of a price decrease will be invoiced at the new/lower prices.

      (d) In the event DSPG increases the published price on any Product shown in Exhibit A, such Product shipped on or after the effective date of such price increase shall be invoiced at the price in effect at the time Distributor's purchase order is accepted by DSPG.

      (e) The price for each item on every purchase order issued by Distributor shall be based on the quantity ordered at the time of purchase order placement and on DSPG's published price list in Exhibit A, as amended from time to time by DSPG.

      (f) In the event that a price reduction is authorized prior to the completion of an order or a special situation occurs, where prior approval for a price reduction is authorized, a special credit equivalent to the amount requested times the appropriate quantity will be credited in the form of a shipment of no-charge Product at the end of each month in which the appropriate invoice is paid by Distributor.


      6.   DELIVERY, TITLE AND RISK

      (a) Shipment of all Product shall be F.O.B. DSPG's point of shipment, freight collect. Title to, and risk of loss or damage to, Product shall pass to Distributor upon delivery to carrier at the shipping point. In the event of carrier's mis-delivery, DSPG shall aid the Distributor in dealing with the carrier in tracing the shipment and obtaining delivery.
      Shipments made more than five (5) days ahead of schedule or shipments made against canceled orders are made at DSPG's risk and Distributor is not responsible or liable for the Product, but Distributor will aid DSPG in tracing the shipment and obtaining delivery.

      (b) DSPG shall not be liable for delays in delivery or failure to manufacture due to causes beyond its reasonable control, such as but not limited to: acts of God, acts or omissions of Distributor, priorities, fire, strikes, floods, epidemics, quarantine restrictions, riots, war and delays in transportation. In the event of any such delay, the date of delivery shall be extended for a period equal to the time lost by reason of the delay.


      7. EXPORT CONTROL

      (a) Distributor agrees and warrants to DSPG that unless prior authorization is obtained from the United States Department of Commerce, neither Distributor nor its subsidiaries shall knowingly:

           (1) export or re-export, directly or indirectly, any technical data (as defined in Part 779 of the U.S. Export Administration Regulations), including software, received from DSPG, or

           (2) disclose such technical data or,

           (3) export or re-export, directly or indirectly, any direct product of such technical data,

to any destination or country to which the export, re-export or release of such technical data or products is restricted or prohibited by U.S. law. Such countries or destinations presently include:

              Afghanistan, Albania, Bulgaria, Cambodia, Cuba, Czechoslovakia, Estonia, The German Democratic Republic (including East Berlin), Hungary, Laos, Latvia, Libya, Lithuania, Mongolian People's Republic, Nicaragua, North Korea, Peoples Republic of China, Poland, Romania, The Union of Soviet Socialist Republics and Vietnam and military police or apartheid-enforcing entities in Namibia and South Africa.

      (b) The foregoing assurance is furnished by Distributor to satisfy the general license GTDR written assurance requirements under Part 779 of the U.S. Export Administration Regulations.

      (c) Distributor further agrees to obtain any necessary export license or other documentation prior to export or re-export of any Product or technical data, including software, acquired from DSPG or any product of such technical data. Accordingly, distributor or its subsidiaries shall not sell, export, re-export, transfer, divert or otherwise dispose of any such Product or technical data directly or indirectly to any person, firm or entity, or country or countries, prohibited by U.S., Japan or applicable other country law.

      (d) Further, Distributor shall give notice of the need to comply with such law to any person, firm entity which it has reason to believe is obtaining any such technical data or Product from DSPG with the intention or exportation.

      (e) Each party shall secure, at its sole expense, such licenses and export and import documents as are necessary for it to fulfill its obligations under this Agreement.

      (f) This Article shall survive the cancellation or termination of this Agreement.

      (g) Seller shall attempt to give prior written notice of any contingent tax which might be imposed by the U.S. Government, including any federal, state, or local taxes.

      8. ORDERING

      (a) All purchases of Products pursuant to this Agreement shall be effected by the issuance of Purchase Orders by Distributor subject to the terms and conditions of this Agreement. Such Purchase Orders shall state unit quantities, unit descriptions, applicable prices, requested delivery dates, F.O.B. point of shipment, payment terms and shipping instructions. Distributor shall endeavor to provide firm quantity and shipment releases consistent with DSPG's lead time for subject Products.

      (b) All Purchase Orders Issued by Distributor are subject to acceptance by DSPG at DSPG's home office in the U.S.A.


      9. RESCHEDULING/CANCELLATION

      (a) For the purposes of this Article the following definitions shall apply:

           (i) "Standard Product" is defined as any Product which can be sold to any customer free of proprietary restrictions; and

           (ii) "Custom Product" is defined as any Product which has been developed for a specific customer and which is not free of proprietary restrictions regarding its use or sale.

      (b) Distributor may reschedule certain deliveries on existing orders for Standard Product upon written notice to DSPG according to the following schedule:

           Number of Days in Advance of
           DSPG's Committed Delivery Date       Permitted Scheduling
           ------------------------------       --------------------
                Zero to sixty (60)                   None Allowed

           Sixty-one (61) to one hundred        A one time "push-out" of
                 and twenty (120)               not more than sixty (60)
                                                days on a max of fifty percent
                                                (50%) of the scheduled delivery
                                                amount

           One hundred and twenty-one (121)     Any rescheduling permitted

      (c) Distributor may reschedule certain deliveries on existing orders for Custom Product upon written notice to DSPG according to the following schedule:

           Number of Days in Advance of
           DSPG's Committed Delivery Date       Permitted Scheduling
           ------------------------------       --------------------
                Zero to sixty (60)                   None Allowed

           Sixty-one (61) to one hundred        A one time "push-out" of
                 and twenty (120)               not more than thirty (30)
                                                days on a max of fifty percent
                                                (50%) of the scheduled delivery
                                                amount

           One hundred and twenty-one (121)     Any rescheduling permitted

      (d) Distributor may cancel deliveries on existing orders for Standard or Custom Product upon written notice to DSPG. In such event, Distributor shall pay a cancellation charge according to the following schedule:






                                                Cancellation Charge as a % of
           Number of Days in Advance of         Canceled Order Value
           DSPG's Committed Delivery Date       Standard Product Custom Product
           ------------------------------       -------------------------------

               Zero to sixty (60)                        100%        100%

      Sixty-one (61) to one hundred and                   50%        100%
               twenty (120)

      One hundred and twenty-one (121)                     0%        DSPG's actual
                                                                     costs

      (e) Notwithstanding the cancellation charges in paragraph (d) above, Distributor may, within five (5) calendar days from the placement of any order with DSPG, cancel that order without penalty as long as DSPG has not shipped the order.

      10. REPORTS

      Distributor shall send to DSPG, within twenty (20) working days after the end of each month, a written report containing the following information by location:

      (a) A detailed inventory of all Products, at the end of said month, with quantities and prices paid.

      (b) A detailed Point of Sale (P.O.S) activity report including the names of customers with programs, Products, quantities purchased, and the dollar amounts invoiced to said customers.

      (c)  Sales projections and bookings targets for the next six (6) months.

      (d)  "Design-in" status activity with Distributor's assigned accounts.


      11.  ADVERTISING AND PROMOTION

      (a) DSPG agrees to supply Distributor with its usual sales promotion and advertising material, in quantities to be mutually agreed upon, without cost to Distributor and to support the efforts of Distributor with DSPG's usual advertising and other sales promotion efforts. All such material shall be returned to DSPG in good condition, except for reasonable wear, immediately upon demand by DSPG.

      (b) Distributor agrees to promote the sale of DSPG's Product, at its own expense, through various media advertising and other sales promotional efforts. Special advertising or promotion programs may be agreed upon from time to time in which the parties will agree to some sharing of the costs.

      (c) A coop advertising program will be defined with a budget established which is equivalent to .2% of annual sales.


      12.  WARRANTY

      (a) DSPG agrees to extend the one year limited warranty to Distributor as stated in Exhibit B to a period of eighteen (18) months from date of shipment by DSPG to Distributor, or one (1) year from date of shipment from Distributor to Distributor's customer, whichever comes first.

      (b) THE WARRANTY IN EXHIBIT B AS EXTENDED ABOVE IS EXPRESSED IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND IN LIEU OF ALL OTHER OBLIGATIONS OR LIABILITIES ON THE PART OF DSPG.

      (c) DSPG's LIABILITY UNDER THE WARRANTY SHALL BE LIMITED TO A REFUND OF THE DISTRIBUTOR'S PURCHASE PRICE. IN NO EVENT SHALL DSPG BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF WARRANTY.

      13.   RETURNS AND REPURCHASES

      (a) Within thirty (30) days after the Initial twelve (12) month period of this Agreement, and within thirty (30) days following each successive twelve (12) month period thereafter, [***] at the net price paid less any prior credits granted by DSPG to the Distributor for such returned Product. For the purposes of this paragraph, [***].

      (b) Products inventoried as new Products introduced by DSPG for original stocking orders or recommended stocking programs may be returned for credit to be applied against future purchases by the Distributor at the expiration of the initial twelve (12) month period of stocking. These returns will not be subject to any offsetting order requirements.

      14. TERMINATION

      (a) Either party may at any time terminate this Agreement with or without cause upon ninety (90) days written notice after having a review meeting with the other party to discuss the termination. It is expressly understood and agreed that the rights of termination set forth above are absolute, and that both parties hereto have considered the making of expenditures in preparing for performance under this Agreement and possible losses incident and resulting to them in the event of its termination. Therefore, in agreeing to said terms of termination, it is with full knowledge of such possibilities and either party hereto shall not be responsible to the other for damage, or otherwise, by reason of the fact of termination of the Agreement.

      (b) Distributor warrants that all identifying signs, literature, logos and other evidence provided by DSPG and linking the parties shall be returned to DSPG upon termination of this Agreement. Distributor will cease production of any such materials upon termination, and shall cease advertising that there is any business relationship between the parties.

      (c) Should this Agreement be terminated by either party prior to payment of amounts due hereunder or pursuant hereto, such amount shall be paid as and when due in accordance with the terms hereof.

      (d) In event of termination of this Agreement without cause, all orders received and accepted by DSPG as of the date of such termination notice shall be unaffected by such notice. DSPG will accept orders from Distributor on C.O.D. terms for additional Product which Distributor is contractually obligated to furnish its customers and does not have in its inventory provided Distributor notifies DSPG of any and all such transactions in writing within (30) days of the termination date.

      (e) If this Agreement is terminated by DSPG without cause, by Distributor with cause, or by Distributor for any reason during the first twelve (12) months term of this Agreement, DSPG shall repurchase at Distributor's option, any or all Products remaining in Distributor's inventory, provided that Distributor requests such repurchase in writing within thirty (3O) days of such termination, subject to the following:

              (1) If price to be paid for the repurchase of said inventory shall be the net amount of Distributor cost at the time of purchase less any subsequent price credits issues by DSPG.

              (2) All Products must be new, unused, undamaged, and in good merchantable condition after inspection and testing by DSPG, and in its original packaging. If requested by Distributor, DSPG will supply proper packaging material.

              (3) All Products will be shipped F.O.B. Distributor's designated facility, freight collect.

      (f) If this Agreement is terminated by DSP with cause, by Distributor without cause, following the first twelve (12) months term of this Agreement, DSPG shall repurchase at DSPG's option, all unsold Products remaining in Distributor's inventory subject to the following:

              (1) The price to be paid for the repurchase of said inventory shall be the net amount of Distributor's cost at time of purchase less any subsequent price credits issued.

              (2) All Product must be new, unused, undamaged, and in good merchantable condition after inspection and testing by DSPG.

              (3) All Product will be shipped F.O.B. Distributor's designated facility, freight collect.


     15.   ACCOUNTING

     (a)   Terms of Payment:

             [***]

     (b) Billbacks (Rebills)

     DSPG and Distributor shall be jointly responsible for reconciling their accounts in a timely manner. Distributor adjustments, debit memos, and billbacks must be forwarded to DSPG within sixty (60) days of the transaction date. DSPG must reply to any such adjustment, debit memo, and billback in writing within sixty (60) days of the date of notification. Any other entries will be considered valid and closed to further negotiations. The only exception to this policy will be for formal DSPG audit findings.

      (c) DSPG Audits

      DSPG may request audits of physical inventory and books of record pertaining to DSPG Product on annual basis. No audit shall be retroactive more than fifteen (15) months. Audit findings will be submitted to the Distributor in writing within ninety (90) days from the day the audit started. Therefore, when the audit findings are received by the Distributor, no item will be more than eighteen (18) months old.


      16.  GENERAL

      (a) This Agreement, including any Exhibits hereto attached or incorporated by reference, constitutes the sole and entire Agreement between DSPG and Distributor concerning the subject matter hereof, supersedes all prior communications or agreements written or oral, and is intended as a complete and exclusive statement of the terms of the Agreement between the parties. Except as explicitly permitted herein, this Agreement may be modified only in writing, signed by authorized representatives of both parties.

      (b) Both parties represent and warrant to each other that each has the right and power to enter into this Agreement, and that there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, inconsistent with this Agreement.

      (c) The transfer, delegation or assignment by either party of this Agreement, or any of its duties, obligations, or rights hereunder, without the prior written consent of the other party shall be void.

      (d) IN NO EVENT SHALL DSPG BE LIABLE TO DISTRIBUTOR OR ANY OTHER ENTITY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES, HOWEVER CAUSED, WHETHER OR NOT DSPG HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE ESSENTIAL PURPOSE OF THIS PROVISION IS TO LIMIT THE POTENTIAL LIABILITY OF DSPG ARISING OUT OF THIS AGREEMENT AND/OR SALE OF PRODUCTS HEREUNDER.

      (e) DSPG shall not be liable for delays in delivery or failure to manufacture due to causes beyond its reasonable control, such as, but not limited to inability to obtain necessary labor, materials, or manufacturing facilities.

     (f) Distributor agrees that DSPG owns all right, title, and interest in the product lines that include the Product now or hereafter subject to this Agreement, and in all of DSPG's patents, trade marks, trade names, inventions, copyrights, know-how and trade secrets relating to the design, manufacture, or operation of the Products. The use by Distributor of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.

     (g) Distributor acknowledges that by reason of its relationship to DSPG hereunder, it may have access to certain information and materials concerning DSPG's business, plans, customers, technology, and products that are confidential and of substantial value to DSPG, which value would be impaired if such information were disclosed to third parties. Distributor agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by DSPG. Only items marked confidential by DSPG shall be deemed confidential. Distributor shall not publish any technical description of the Products beyond the description published by DSPG. In the event of termination of this Agreement, there shall be no use or disclosure by Distributor of any confidential information of DSPG. Distributor shall not manufacture or have manufactured any devices, components or assemblers utilizing any of DSPG's confidential information.

     (h) All notices required to be given hereunder shall be given in writing by personal delivery or by a certified letter to the respective address as may be designated in writing by either party and delivered to the other party. Notice given by certified mail shall be deemed given five (5) days after mailing date to the current address of the party. The current addresses of the parties are as follows;

                      DSPG:                  DSP Group, Inc.
                                             4050 Moorpark Avenue
                                             San Jose, California 95117 U.S.A.

                      Distributor:           TOMEN Electronics Corp.
                                             2-1-1, Uchisaiwaicho
                                             Chiyoda-ku, Tokyo, Japan





     (i) This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the laws of the State of California, U.S.A.

     (j) Any dispute between the parties arising out of this Agreement shall be submitted to final and binding arbitration in San Jose, California, under the then current Arbitration Rules and supervision of the American Arbitration Association, upon written notification and demand by either party hereto. The American Arbitration

     Association shall be requested to submit a list of prospective arbitrators experienced in commercial contracts involving the semiconductor Industry, and the parties shall select a single arbitrator from such list to conduct the arbitration. The arbitrator may not award punitive or exemplary damages, and the decision and award of the arbitrator shall be final and binding and may be entered and any court of competent jurisdiction. The parties hereto agree to pay their own attorneys' fees associated with the arbitration, and to pay the other costs and expenses of the arbitration as the rules of the American Arbitration Association provided. The provisions of California Code of Civil Procedure Section 1283.05 permitting the taking of depositions and obtaining discovery shall be applicable to any arbitration.

      (k) The terms and conditions herein contained together with the Exhibits attached hereto and incorporated by reference constitute the entire and final Agreement between the parties with respect to the subject matter hereof, supersede all previous communications, representations, understandings or agreements, either oral or written, between the parties with respect to such subject matter, and shall take precedence over any additional or conflicting terms which may be contained in either party's Quotations, Purchase Orders, Acknowledgements or Invoices.

      (l) No agreement or understanding varying or extending any of the terms or provisions hereof shall be binding on either party unless in writing and signed by duly authorized representative of both parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.







           DSP GROUP, INC.                  ("Distributor")
           ("DSPG")                         TOMEN ELECTRONICS CORP.

     By: /s/ Eli Porat                      By: /s/ Junichi Ishikawa
        --------------------                   ---------------------------
     Printed Name: Eli Porat                Printed Name: Junichi Ishikawa
                  ----------                             -----------------
     Title:  C.O.O.                         Title:  President
           -----------------                      ------------------------
     Date:   4/30/92                        Date:   5/20/92
          ------------------                     -------------------------

                                    EXHIBIT A

    DSP GROUP, INC. DISTRIBUTOR PRICE LIST

                                  EXHIBIT B


                                DSP GROUP. INC.
                                  ("SELLER")
                          TERMS AND CONDITIONS OF SALE



     1. GENERAL: The terms and conditions of sale contained herein apply to all quotations made and purchase orders entered into by the Seller. The said terms and conditions may in some instances conflict with some of the terms and conditions affixed to the form or order blank and/or specified by the Buyer. Therefore, acceptance of the Buyer's order is made only on the express understanding and condition that insofar as the terms and conditions of this acceptance conflict with any terms and conditions of the Buyer's order, the terms and conditions of this acceptance shall govern, irrespective of whether the Buyer accepts these conditions by a written acknowledgement, by implication, or acceptance and payment of goods ordered thereunder. Seller's failure to object to provisions contained in any communication from Buyer shall not be deemed a waiver of the provisions contained in any communication from Buyer shall not be deemed a waiver of the provisions of this acceptance. Any changes in the terms and conditions of sale contained herein must specifically be agreed to in writing by the general manager of the Sellers before becoming binding on either the Seller or the Buyer.

     All orders or contracts must be approved and accepted by the Seller at his home office.

     The said terms and conditions of sale shall be applicable whether or not they are attached to or enclosed with the products to be sold or sold hereunder.

     2. PRICES: Irrespective of any prices quoted by Seller or listed on Buyer's order, an order is accepted only at the prices shown on Seller's acknowledgement.

     Prices quoted for the items described on said acknowledgement are firm and not subject to audit or price redetermination. Prices are subject to revision only when interruptions, engineering changes or changes in the quality are caused or requested by Buyer.

     3. TAXES: All prices are quoted, all orders accepted, and all billings rendered exclusive of all federal, state and local excise, sales, use and similar taxes. Consequently, in addition to the prices specified herein, the amount of any present or future excise, sales, use or similar tax applicable to the sale of the product hereunder shall be paid by Buyer, or in lieu thereof Buyer shall provide Seller with a tax exemption certificate, acceptable to the taxing authorities. Such taxes, when receives a proper tax-exemption certificate from Buyer prior to shipment.

      4. TERMS AND METHOD OF PAYMENT: Where Seller has extended credit to Buyer, terms of payment shall be net [***] days from date of invoice. No discounts are authorized. The amount of credit may be changed or credit withdrawn by Seller at any time. On any order on which credit is not extended by Seller, shipment or delivery shall be made, at Seller's election, Cash With Order (in whole or part), C.O.D., or Sight Draft attached to Bill of Lading or other shipping documents, with all costs of collection for the account of Buyer.

     If in the judgement of the Seller, the financial condition of the Buyer at any time does not justify continuation of production or shipment on the terms of payment originally specified, the Seller may require full or partial payment in advance and, in the event of the bankruptcy or insolvency of the Buyer or in the event any proceeding is brought by or against the Buyer under bankruptcy or insolvency laws, the Seller shall be entitled to cancel any order then outstanding and shall receive reimbursement for its cancellation charges.

     Each shipment shall be considered a separate independent transaction, and payment therefore shall be made accordingly. If shipments are delayed by the Buyer, payments shall become due on the date when the Seller is prepared to make shipment. If the work covered by the purchase order is delayed by the Buyer, payments shall be made based on the purchase price and the percentage of completion. Products held for the Buyer shall be at the risk an expense of the Buyer. The Seller reserves the right to ship to its order and make collection by sight draft with bill of lading attached.

      5. TITLE AND DELIVERY: All sales are made F.O.B. point of shipment. Seller's title passes to Buyer and Seller's liability as to delivery ceases upon making delivery of material purchased hereunder to carrier at shipping point in good condition, the carrier acting as Buyer's agent. All claims for damages must be filed with the carrier. All shipments will normally be made by Parcel Post, Railway Express, Air Express or Air Freight. Unless specific instructions from Buyer specify which of the foregoing methods of shipment is to be used, the Seller will exercise his own discretion.

     Shipping dates are approximate and are based upon receipt from Buyer of all necessary information.

     Seller shall not be responsible for any failure to perform arising from causes beyond its control. These causes shall include but not be restricted to fire, storm, flood, earthquake, explosion, accident, acts of the public enemy, war, rebellion, insurrection, sabotage, epidemic, quarantine restrictions, labor disputes, labor shortages, transportation embargoes, or failure or delays in transportation, inability to secure raw materials or machinery for the manufacture of its devices, acts of God, acts of the Federal Government or any agency thereof, acts of any state or local government or agency thereof, and judicial action.

     In the event of any such delay the date of delivery shall, at the request of the Seller, be deferred for a period equal to the time lost by reason of the delay.

     In the event of any default by Buyer, Seller may decline to make further shipments without in any way affecting its rights under such order. If despite any default by Buyer, Seller elects to continue to make shipments, its action shall not constitute a waiver of any default by Buyer or in any way affect Seller's legal remedies of any such default. Right of possession of the products sold hereunder shall remain with Seller and such products shall remain personal property until all payments hereunder (including deferred payments whether evidence by notes or otherwise) shall have been made in full in each, and Buyer agrees to do all acts necessary to perfect and maintain such right and title in Seller.

     6. ASSIGNMENTS: The Buyer shall not assign his order or any interest therein or any rights thereunder without the prior written consent of Seller.

     7. PATENTS: Buyer shall indemnify, defend and hold Seller harmless against any expenses, damages or costs resulting from any suit or proceeding brought for infringement of patents or trademarks or for unfair competition arising from compliance with Buyer's designs or specifications or instructions.

     With respect to products manufactured solely to Seller's designs or specifications, Seller shall defend any suit or proceeding brought against Buyer so far as based on a claim that any such products, or any parts thereof, furnished hereunder constitutes an infringement of any patent of the United States, if notified promptly of such cLaim in writing and given authority, information and assistance (at Seller's expense) for the defense of same, and Seller shall pay all damages and costs awarded therein against Buyer. In case said products or any parts thereof, are in such suit held to constitute infringement and the use of said products or parts is enjoined, Seller shall, in its sole discretion, at its own expense, either procure for the Buyer the right to continue using said products or parts or replace same with noninfringing products, or modify them so they become noninfringing, or remove said products and refund the purchase price and the transportation costs thereof. The foregoing states the entire liability of the Seller of patent infringement by the said products or any part thereof.

     Seller shall not be liable for any costs or damages incurred by Buyer as a result of any suit or proceeding brought against the Buyer and Buyer will indemnify, defend and hold Seller harmless from any expenses, damages or costs resulting from any suit or proceeding brought against Seller, either severally, or jointly with Buyer, so far as such suit of processing brought against Seller, either severally, or jointly with Buyer, so far as such suit or proceeding is based on claims (a) that use of any product or any part thereof, furnished hereunder, in combination with products not supplied by Seller, or (b) that a manufacturing or other process utilizing any product, or any part thereof, furnished hereunder, constitute either direct or contributory infringement of any patent of the United States.

     Sale of products or any parts thereof, hereunder confers on the Buyer no license under any patent rights of Seller governing or relating to (a) the structure of any devices to which the products or parts may be applied, or
     (b) a process or machine in connection with which they may be used.

     8. WARRANTIES AND ADJUSTMENTS: (a) STANDARD PRODUCTS WARRANTY AND ADJUSTMENTS. Standard products of Seller are warranted to be free from defects in materials and workmanship and to meet the applicable specifications when tested to published specifications for a period of one year from date of shipment. THE FOREGOING IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED
     WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. The liability of Seller under this warranty is limited solely in replacing, or repairing, or issuing credit (at the discretion of Seller) for such products that become defective or fail to meet the specifications during the schedule period, or prior to the date Buyer uses or resells such products, whichever date sooner occurs, provided that, Seller will not be liable under this warranty unless (i) Seller is promptly notified in writing by Buyer upon discovery of defects or failure too meet specifications, (ii) the defective unit is returned to Seller, transportation charges paid by Seller, (iii) the defective unit is received by Seller for adjustment no later than four weeks following the last day of the warranty periods, and (iv) Seller's examination of such unit shall disclose, to its satisfaction, that such defects or failures have not been caused by misuse, neglect, improper installation, repair, alteration or accident.
     Any authorization for repairs or alteration must be in writing or prevent voiding warranty. IN NO EVENT SHALL SELLER BE LIABLE TO BUYER FOR LOSS OF PROFITS, LOSS OF USE, OR DAMAGES OF ANY KIND BASED UPON A CLAIM
     FOR BREACH OF WARRANTY. This warranty excludes developmental products, which are covered by separate warranty.

     (b) DEVELOPMENTAL PRODUCTS WARRANTY. Developmental products of Seller are warranted to be free from defects in materials and workmanship and to meet the applicable preliminary specifications upon receipt by Buyer. THE FOREGOING IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. The Liability of Seller under this warranty is limited solely to replacing, or repairing, or issuing credit (which will be negotiated by both parties) for such products as are defective at the time they are received by Buyer, provided that Seller will be liable under this warranty unless (i) Seller is promptly notified in writing upon discovery of defects by Buyer, (ii) the defective unit is returned to Seller transportation charges paid by Seller, (iii) the defective unit is received by Seller for adjustment no later than four weeks following the date on which such products are first shipped by Seller, and (iv) Seller's examination of such unit shall disclose, to its satisfaction, that such defects have not been caused by misuse, neglect, improper installation, repair, alteration or accident. IN NO EVENT SHALL SELLER BE LIABLE TO BUYER FOR LOSS OF PROFITS, LOSS OF USE, OR DAMAGES OF ANY KIND BASED UPON A CLAIM FOR BREACH OF WARRANTY.

     Technical Advice. Seller's warranties as hereinabove set forth shall not be enlarged diminished or affected by, and no obligation or liability shall arise or grow out of, Seller's rendering of technical advice or service in connection with Buyer's order or the products furnished hereunder.

     9. LIMITATION OF LIABILITY: IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOSS OF PROFITS OR GOODWILL) OR SPECIAL DAMAGES RESULTING FROM ITS PERFORMANCE OR PERFORMANCE OR USE OF ANY GOODS OR SERVICES SOLD PURSUANT HERETO, WHETHER DUE TO A BREACH OF CONTRACT, BREACH OF WARRANTY, OR SUCH PARTY'S NEGlIGENCE.

                                    EXHIBIT C


                                   DEFINITIONS


     A.  TERMINATION FOR CAUSE

     Any of the following events or occurrences are defined as a breach of the Agreement, giving the injured party the right to terminate the Agreement for cause, such termination exercisable by the injured party at its option. The waiver of any instance of breach under the Agreement shall not constitute waiving of the right to terminate the Agreement for any subsequent or like breach.

     (1) Any proceeding in bankruptcy or insolvency filed by or against either party, or appointment of a Receiver or Trustee for such party or of a substantial portion of its assets; or any substantial assignment for the benefit of the creditors of either party without the prior written consent of the other party.

     (2) Failure by either party to substantially perform any material covenant, obligation or warranty set forth in the Agreement; or violation by either party of any material covenant, obligation, agreement or warranty set forth in the Agreement.

     (3) Any significant change in ownership of either party that adversely affects the relationship of the parties.

     B.  TERMINATION WITHOUT CAUSE

     Termination without cause is the termination of the Agreement, by either party, upon the unilateral action of the terminating party for its primary convenience and interest, for reasons other than those defined as breach.

     C.  DISCONTINUANCE

     Product will be considered discontinued by manufacturer if it is removed from DSPG's Distributor Price List upon advance written notice to Distributor.

     D. TAXES

     When DSPG has the legal obligation to collect federal, state, or local taxes, the appropriate amount shall be added to Distributor's invoice and paid by Distributor unless Distributor provides manufacturer with a valid tax exemption certificate acceptable to the appropriate taxing authority.

                                                        October 12, 2000

             Amendment No. 1 to Non-Exclusive Distribution Agreement
                                   Between
                                DSP Group Inc.
                                     And
                            TOMEN Electronics Corp.
                             Dated May, 20, 1992

    Paragraph 13 of the Non-Exclusive Distribution Agreement dated May 20, 1992 (the Original Agreement) is hereby amended as follows:

    1. TOMEN shall keep permanently a level of inventory equal to one average month of delivery, based on the annual sales plan to be agreed upon each year by the two parties.

    2. Based on TOMEN keeping 1 month inventory, DSPG shall pay TOMEN an annual amount equal to [***] of the actual annual billing of DSPG to TOMEN.

    3. This amount will be paid to TOMEN with 30 days after December 31st of each year, beginning in December 31st, 2001.

    4. TOMEN shall provide to DSPG an inventory report at the end of each month to enable DSPG to calculate the percentage of inventory rebate due.

    5. No inventory returns will be allowed.


    The two parties confirm that for the year [***], the annual plan is [***] Million as stated in the minutes of meeting dated [***], between the two parties, attachment 3.

    Therefore, the constant level of inventories to be kept by TOMEN during the year 2001 shall be of [***]. The parties also confirm that the a/m amendment does not reduce in any way specific agreements reached by the two parties, such as the agreement of TOMEN to keep higher levels of inventories in order to meet the quarterly distribution plan ("the leveling plan") as per attachment 3 of the minutes of meeting dated September 26, 2000.

    /s/ K. Taniguchi                      /s/ E. Ayaloi
    ----------------                      -------------
    For TOMEN Electronic Corp.            For DSP Group, Inc
    Katsuyoshi Taniguchi, President       Eli Ayaloi, Chairman & CEO